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                                                                     EXHIBIT 10

                                             July 10, 1996


Square Industries, Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY  10154


                           CONFIDENTIALITY AGREEMENT


Dear Sirs:

     In connection with our possible interest in an acquisition of or merger with Square Industries, Inc. (the "Transaction"), you or your Representatives (as defined below) are furnishing us or our Representatives with certain information (written or oral) which is either non-public, confidential or proprietary in nature. This information shed to us or our Representatives, together with any notes, analyses, compilations, forecasts, studies, memoranda, computer-stored data or other documents prepared by us or our Representatives which contain or otherwise reflect such information, is hereinafter referred to as the "Information". As used in this agreement, the term "Representative" means, as to any person, such person's affiliates and its and their respective directors, officers, employees, partners, shareholders, members, agents, advisors (including financial advisors, attorneys and accountants) and other representatives.

     In consideration of your furnishing us with the Information, we agree that the Information will be kept confidential and shall not, without your prior written consent, be disclosed by us or our Representatives, in any manner whatsoever, in whole or in part, and shall not be used by us or our Representatives other than in connection with evaluating a possible Transaction. For purposes hereof, the term "Information" shall not include such portion of the information which (i) is or becomes generally available to the public other than as a result of a disclosure by us or our Representatives or (ii) is or becomes available to us or our Representatives on a nonconfidential basis from a source which, to our knowledge, is not prohibited from disclosing such information to us or our Representatives. With respect to the latter it shall be assumed that any source which provides us with information has been prohibited from disclosing the Information to us or our Representatives unless the Company prior to any disclosure has been advised by us of the source and the Company has not advised us of the prohibition.

     We agree to reveal the Information only to our Representatives who need to know the Information for the purpose of evaluating the possible Transaction, who are informed by us of the confidential nature of the Information and who shall agree to act in accordance with the

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terms and conditions of this agreement.  We shall be responsible for any breach of this agreement by our Representatives.

     Without your prior written consent, except as required by law (as advised by counsel), and in which case prior notice will be given to you, we and our Representatives will not disclose to any person the fact that the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible Transaction involving us and Square Industries, Inc. (the "Company") or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "person" as used in this agreement shall be interpreted broadly to include the media and any governmental representative or authority, company, partnership, joint venture group, partner, co-venturer, individual or other entity.

     All copies of the Information, except for that portion of the Information which consists of notes, analyses, compilations, forecasts, studies, memoranda, other computer-stored data or other documents prepared by us or our Representatives ("Internal Materials"), will be returned to you immediately upon your request. In addition, Internal Materials will be kept confidential for a period of five (5) years from the date hereof. Notwithstanding such return, we and our Representatives will continue to be bound by our obligations of confidentiality (including with respect to oral Information) and our other obligations as provided hereunder.

     It is understood that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to The Blackstone Group L.P. ("Blackstone").

     We acknowledge that none of you, Blackstone or your or their Representatives, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and each of you, Blackstone and your and their Representatives, expressly disclaims any and all liability that may be based on the Information, efforts therein or omissions therefrom. We agree that we are not entitled to rely on the accuracy or completeness of the Information and that any reliance would be as specifically provided in the definitive agreement, if any, regarding the Transaction.

     In the event that we or any of our Representatives are required to disclose any of the Information pursuant to any applicable law, regulation or legal process, we will provide you with prompt notice thereof so that you may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this agreement, we will furnish only that portion of the Information which we are advised by counsel is legally required and will exercise our reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     We agree that you reserve the right, in your sole and absolute discretion, to reject any or all proposals, to decline to furnish further information and to terminate discussions and




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negotiations with us at any time.  The exercise by you of these rights shall not affect the enforceability of any provision of this agreement.

     We agree that until the expiration of two (2) years from the date of this agreement, we shall not, without the prior approval of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities of the Company or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. We also agree during such period not to (a) request the Company or its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or (b) take any action which might require the Company to make a public announcement regarding the possibility of an acquisition, business combination or merger.

     Until two (2) years from the date of this agreement, except with the prior written consent of the Company, we agree not to, and will direct our Representatives not to, (a) based on the Information hold any discussions with lessors, property owners, suppliers, customers and/or any other person with whom the Company or any of its subsidiaries have a relationship regarding the Company or any of its subsidiaries for the purpose of negotiating or executing a lease or management contract with respect to any parking facility or property to include a parking facility which facility or property is included in the Information or (b) solicit for hire any of the executive officers or management-level employees of the Company or any of its subsidiaries.

     We hereby acknowledge that we are aware, and that we will advise our Representatives who are furnished Information, that securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of such issuer or from communicating such information to any other person.

     We understand and agree that no failure or delay by you or your Representatives in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. We acknowledge that remedies at law may be inadequate to protect against breach of this agreement, and we hereby in advance agree to the granting of specific performance and/or injunctive relief in your favor without proof of actual damage without the




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Company being required to post any bond or any security.  Such relief shall not be deemed to be the exclusive relief for a breach by us or our Representatives of this agreement but shall be in addition to all other remedies available to you at law or equity. In addition, in the event that any portion of this agreement shall be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this agreement.

     We hereby confirm that we are not acting as a broker for or a representative of any person and are considering the Transaction only for our own account. Any assignment of this agreement by us without your prior written consent shall be void.


     Except as otherwise provided herein, the terms and provisions of this agreement will terminate three years from the date hereof.


     We agree that this agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. We hereby irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the City of New York (and appellate courts therefrom) for any actions or proceedings arising out of or relating to this agreement, irrevocably waive any objection to the venue of any such action or proceeding in any such court and unconditionally waive any objection that such action or proceeding has been brought in an inconvenient forum and agree not to plead or claim the same.

     Please confirm your agreement with the foregoing, by signing and returning to the undersigned the duplicate copy of this agreement enclosed herewith.

                                        Very truly yours,


                                        Central Parking Corp.



                                        By:
                                            -----------------------------
                                            Name:  Monroe J. Carell, Jr.
                                            Title:  Chairman and CEO


Accepted:

Square Industries, Inc.


By:
   -----------------------
   Name:
   Title:



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